EXHIBIT 99.1

For Information
Mark A. Hellerstein
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR SECOND QUARTER 2006

AND UPDATES GUIDANCE

DENVER, August 2, 2006 — St. Mary Land & Exploration Company (NYSE: SM) today reports earnings for the second quarter 2006.

“We are pleased with our solid performance through the first half of 2006.  In spite of increasing service and drilling costs, fierce competition for resources and decreasing natural gas prices, we had record net income and production for the six month period ended June 30, 2006.  For the quarter, we grew our production 3% sequentially and 4% over the same period last year.  We are reiterating our 2006 E&D capital expenditure budget of $477 million and we expect to have record production in 2006 through a combination of advancing the development of our asset base as well as bringing on several high impact wells in the second half of 2006, including the Paggi Broussard #2 at Constitution field and the Clyde Leger #1 at Duson,” commented Mark Hellerstein, Chairman and CEO.

SECOND QUARTER EARNINGS

St. Mary announces second quarter 2006 earnings of $40.1 million or $0.61 per diluted share.  Second quarter 2005 earnings were $38.3 million or $0.59 per diluted share.  Earnings for the second quarter 2006 period include a non-cash after-tax gain of $4.0 million, or $0.06 per diluted share, for the gain recognized related to our previously announced Section 1031 exchange of oil and gas properties.  The quarterly non-cash after-tax charge related to the Company’s Net Profits Plan was $8.8 million, or $0.13 per diluted share, and $7.7 million, or $0.12 per diluted share, in 2006 and 2005, respectively.  Revenues for the second quarter of 2006 were $193.4 million compared to $164.6 million for the second quarter of 2005.  Discretionary Cash Flow(1) increased to $135.5 million in the second quarter of 2006 from $105.2 million in the same period of the preceding year.  Net cash provided by operating activities decreased to $87.1 million in the second quarter of 2006 from $93.4 million in the comparable period for the year prior.  The current period’s net cash from operating activities was impacted by the timing of payments for drilling invoices and cash calls to partners.

Daily oil and gas production during the second quarter 2006 averaged 248.3 million cubic feet of gas equivalent (MMCFE), an increase from 239.1 MMCFE in the comparable 2005 period.  Average prices realized, inclusive of hedging activities, during the quarter were $6.96 per Mcf and $59.62 per barrel, 3% and 23% higher, respectively, than the realized prices in the second quarter of 2005.  Average prices excluding hedging activities were $6.20 per Mcf and $63.68 per barrel during the quarter, which are 9% lower and 28% higher, respectively, than the same quarter last year.

UPDATED GUIDANCE

The Company’s forecasts for the third quarter and the full year 2006 are shown below.

	3rd Quarter	Year
Oil and gas production	24.0 - 26.0 BCFE	96.0 - 98.0 BCFE
Lease operating expenses, including transportation	$1.28 - $1.35/MCFE	$1.29 - $1.34/MCFE
Production taxes	$0.54 - $0.60/MCFE	$0.55 - $0.61/MCFE
General and administrative exp.	$0.45 - $0.51/MCFE	$0.44 - $0.50/MCFE
Depreciation, depletion, & amort.	$1.76 - $1.82/MCFE	$1.72 - $1.78/MCFE

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the third quarter of 2006 will be $6.00 to $7.00 per barrel of oil and $0.65 to $0.75 per MMbtu of gas.

Operational updates for the second quarter 2006 were provided in the Company’s July 11, 2006, press release.

INCREASE IN SHARES AVAILABLE FOR REPURCHASE

As of the end of June 2006, St. Mary had 526,818 shares authorized for repurchase.  Subsequent to the close of the quarter, the Board of Directors authorized an increase in the number of shares available for repurchase under the plan by an additional 5,473,182 shares, bringing the total shares available for future repurchases to 6,000,000 shares.  Management plans to continue to evaluate the repurchase of common stock as a part of the ongoing business plan.  The Company evaluates the market price of our common stock relative to our assessment of net asset value per share.

As previously announced, the St. Mary second quarter earnings teleconference call is scheduled for August 3, 2006 at 8:00 am (MDT).  The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours per day through August 17 at 800-642-1687, conference number 2765160.  International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 2765160.  In addition the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.”  An audio recording of the conference call will be available at that site through August 17.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “intend,” “estimate,” “forecast,” “plan,” “evaluate,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)                                  Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss.  See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-06-10

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ST. MARY LAND & EXPLORATION COMPANY

FINANCIAL HIGHLIGHTS

June 30, 2006

(Unaudited)

PRODUCTION DATA

	For the Three Months			For the Six Months
	Ended June 30,		Percent	Ended June 30,		Percent
	2006	2005	Change	2006	2005	Change
Average realized price, net of hedging:
Gas (per Mcf)	$6.96	$6.77	3%	$7.59	$6.50	17%
Oil (per Bbl)	$59.62	$48.39	23%	$56.96	$46.88	22%

Production:
Gas (MMcf)	14,023	13,184	6%	26,812	25,231	6%
Oil (MBbls)	1,429	1,428	0%	2,957	2,862	3%
MMCFE (6:1)	22,595	21,754	4%	44,556	42,401	5%

Daily production:
Gas (Mcf per day)	154,102	144,882	6%	148,132	139,398	6%
Oil (Bbls per day)	15,698	15,695	0%	16,339	15,811	3%
MCFE per day (6:1)	248,292	239,053	4%	246,168	234,261	5%

Margin analysis per MCFE:
Average realized price, net of hedging	$8.09	$7.28	11%	$8.35	$7.03	19%
Lease operating expense and transportation	1.37	0.96	43%	1.36	1.02	33%
Production taxes	0.54	0.42	29%	0.54	0.45	20%
General and administrative costs	0.46	0.34	35%	0.48	0.32	50%
Operating margin	$5.72	$5.56	3%	$5.97	$5.24	14%
Depletion, depreciation, and amortization	$1.59	$1.56	2%	$1.58	$1.51	5%

INCOME STATEMENT

(In thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Operating revenues:
Oil and gas production revenue	$177,957	$160,421	$362,022	$298,791
Oil and gas hedge gain (loss)	4,875	(2,086)	9,980	(526)
Marketed gas and other revenue	4,117	6,265	8,535	10,153
Gain (loss) on sale of proved properties	6,432	(26)	6,432	(26)
	193,381	164,574	386,969	308,392
Operating expenses:
Oil and gas production expense	43,278	30,188	84,492	62,347
Depletion, depreciation, amortization, and abandonment liability accretion	35,910	33,907	70,301	63,981
Exploration	15,319	9,699	26,106	16,782
Impairment of proved properties	—	—	1,289	—
Abandonment and impairment of unproved properties	1,262	1,819	2,448	3,689
General and administrative	10,429	7,481	21,215	13,467
Change in Net Profits Plan liability	14,059	12,175	21,080	16,396
Marketed gas system and other operating expense	3,248	6,310	9,006	9,949
Unrealized derivative loss	4,791	241	5,261	1,370
	128,296	101,820	241,198	187,981

Income from operations	65,085	62,754	145,771	120,411
Nonoperating income (expense):
Interest income	540	98	1,364	180
Interest expense	(1,549)	(2,274)	(2,928)	(4,218)
Income before income taxes	64,076	60,578	144,207	116,373
Income tax expense - current	3,143	14,484	18,918	24,907
Income tax expense - deferred	20,853	7,833	34,683	18,102
Net income	$40,080	$38,261	$90,606	$73,364

Basic weighted-average common shares outstanding	57,082	56,960	57,157	57,095

Diluted weighted-average common shares outstanding	66,950	66,769	67,145	66,847

Basic net income per common share	$0.70	$0.67	$1.59	$1.28

Diluted net income per common share	$0.61	$0.59	$1.38	$1.13

ST. MARY LAND & EXPLORATION COMPANY

FINANCIAL HIGHLIGHTS

June 30, 2006

(Unaudited)

BALANCE SHEET

(In thousands)

	June 30,	December 31,
	2006	2005
Working capital	$(16,369)	$4,937
Long-term debt	$150,933	$99,885
Stockholders’ equity	$571,859	$569,320

Common shares outstanding, net of treasury	54,781	56,762

PROVED RESERVES

December 31,
2005
Oil (MBbls)	62,903
Gas (MMcf)	417,075
MMCFE (6:1)	794,493

CASH FLOW

(In thousands)

Reconciliation of Discretionary Cash Flow

to Net Cash Provided by Operating Activities:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Discretionary cash flow (1)	$135,466	$105,201	$258,165	$195,985

(Gain) loss on property sales	(6,432)	26	(6,432)	26
Exploration expense, excluding exploratory dry hole expense	(11,924)	(7,797)	(22,465)	(14,680)
Minority interest and other	(734)	(1,365)	(603)	(319)
Changes in current assets and liabilities	(29,266)	(2,620)	(12,313)	4,564
Net cash provided by operating activities	$87,110	$93,445	$216,352	$185,576
Net cash used in investing activities	$(98,580)	$(75,700)	$(186,132)	$(169,978)
Net cash used in financing activities	$(47,767)	$(24,697)	$(43,320)	$(11,448)

(1)                                  Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment  recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.